Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter of 2019 and its 170th Consecutive Quarter of Profitability

•	Net Earnings of $50.4 million for the third quarter of 2019, or $0.36 per share

•	Noninterest-Bearing Deposits grew $135 million, or 2.57%, for the third quarter

•	Record Net Earnings of $156.5 million for the first nine months of 2019, or $1.12 per share

•	Year-to-date Annualized Return on Average Assets of 1.86%

•	Year-to-date Annualized Return on Average Tangible Capital of 18%

Ontario, CA, October 23, 2019-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2019.

CVB Financial Corp. reported net income of $50.4 million for the quarter ended September 30, 2019, compared with $54.5 million for the second quarter of 2019 and $38.6 million for the third quarter of 2018. Diluted earnings per share were $0.36 for the third quarter, compared to $0.39 for the prior quarter and $0.30 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented “Our financial metrics remained strong as we position our balance sheet for a continued flat or inverted interest rate yield curve. Deposit rate pressure has mostly subsided but competition for loans is acute.” Myers continued, “We are well positioned to compete for quality loan relationships as our cost of funds is low and our operating efficiency is excellent.”

Net income of $50.4 million for the third quarter of 2019 produced an annualized return on average equity (“ROAE”) of 10.18% and an annualized return on average tangible common equity (“ROATCE”) of 16.53%. ROAE and ROATCE for the second quarter of 2019 were 11.38% and 18.81%, respectively, and the third quarter of 2018 produced an ROAE and ROATCE of 10.17% and 15.04%, respectively. Annualized return on average assets (“ROAA”) was 1.78% for the third quarter, compared to 1.95% for the second quarter of 2019 and 1.52% for the third quarter of 2018. Second quarter of 2019 results included a $5.7 million pre-tax gain from the final settlement of a lawsuit related to an eminent domain condemnation of one of our banking centers. The efficiency ratio for the third quarter of 2019 was 39.60%, compared to 39.09% for the second quarter of 2019 and 47.49% for the third quarter of 2018. Expenses related to the Community Bank (“CB”) acquisition, which closed on August 10, 2018, totaled $244,000 for the third quarter of 2019, compared to $2.6 million for the prior quarter and $6.6 million for the third quarter of 2018.

Net income totaled $156.5 million for the nine months ended September 30, 2019. This represented a $47.7 million, or 43.83%, increase from the prior year. Diluted earnings per share were $1.12 for the nine months ended September 30, 2019, compared to $0.94 for the same period of 2018. Net income for the nine months ended September 30, 2019 produced an annualized ROAE of 10.89%, an ROATCE of 17.99% and an ROAA of 1.86%. This compares to ROAE of 11.86%, ROATCE of 14.89% and ROAA of 1.65% for the first nine months of 2018. The efficiency ratio for the nine months ended September 30, 2019 was 39.89%, compared to 44.31% for the first nine months of 2018.

Net interest income before provision for loan losses was $108.2 million for the quarter, which was a $2.9 million, or 2.61%, decrease from the second quarter of 2019, and a $15.3 million, or 16.53%, increase over the third quarter of 2018. Total interest income and fees on loans for the third quarter of 2019 of $98.8 million decreased $3.0 million, or 2.99%, from the second quarter of 2019, and increased $19.0 million, or 23.78%, from the third quarter of 2018. The year-over-year growth in interest income from loans was primarily due to the CB acquisition that occurred during the third quarter of 2018. Total investment income of $13.5 million decreased $1.0 million, or 7.04%, from the second quarter of 2019 and $2.7 million, or 16.48%, from the third quarter of 2018. Interest expense decreased $324,000 over the prior quarter and increased $1.6 million over the third quarter of 2018.

During the third quarter of 2019, $1.5 million of provision for loan losses was recorded, compared to $2.0 million of provision for loan losses for the prior quarter and $500,000 of provision for loan losses for the third quarter last year. The year-to-date loan loss provision for 2019 totaled $5.0 million, which was $6.5 million higher than 2018 year-to-date.

Noninterest income was $11.9 million for the third quarter of 2019, compared with $18.2 million for the second quarter of 2019 and $10.1 million for the third quarter of 2018. The $6.3 million quarter-over-quarter decrease was primarily due to a $5.7 million net gain from the legal settlement of an eminent domain condemnation of one of our banking center buildings located in Bakersfield in the second quarter of 2019.

Noninterest expense for the third quarter of 2019 was $47.5 million, compared to $50.5 million for the second quarter of 2019 and $48.9 million for the third quarter of 2018. The $3.0 million quarter-over-quarter decrease included a $2.4 million decrease in merger related expenses. The $1.3 million decrease in noninterest expense compared to the third quarter of 2018 reflects both the impact of merger related expense in the third quarter of 2018, which was $6.4 million higher than the current quarter, and year-over-year increase in staff expense of $3.8 million, principally due to additional compensation for former CB employees retained after the merger. As a percentage of average assets, noninterest expense was 1.68% for the third quarter of 2019, compared to 1.81% for the second quarter of 2019 and 1.93% for the third quarter of 2018.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $108.2 million for the third quarter of 2019, compared to $111.1 million for the second quarter of 2019 and $92.8 million for the third quarter of 2018. Our net interest margin (tax equivalent) was 4.34% for the third quarter of 2019, compared to 4.49% for the second quarter of 2019 and 4.06% for the third quarter of 2018. Total average earning asset yields (tax equivalent) were 4.55% for the third quarter of 2019, compared to 4.72% for the second quarter of 2019 and 4.23% for the third quarter of 2018. The decrease in earning asset yield from the prior quarter was primarily due to a 17 basis point decrease in average loan yields. The growth in earning asset yield compared to the third quarter of 2018 was a combination of the growth in loan yields from 4.99% to 5.23% and a change in asset mix with average loans growing to 75.4% of earning assets for the third quarter of 2019, compared to 69.6% for the third quarter of 2018. Discount accretion decreased by $861,000 quarter-over-quarter and non-accrued interest paid decreased by $1.2 million. As a result of the acquisition of CB, discount accretion increased by $3.7 million compared to the third quarter of 2018. The tax equivalent yield on investments decreased seven basis points from the second quarter of 2019 and two basis points from the third quarter of 2018. Average earning assets declined from the second quarter of 2019 by $11.6 million to $9.94 billion for the third quarter of 2019. Average earning assets increased by $822.1 million, or 9%, from the third quarter of 2018. Quarter-over-quarter average loans declined by $63.2 million, while loans grew by $1.15 billion on average compared to the third quarter of 2018. Investment securities declined on average by $104.5 million from the second quarter and by $426.6 million compared to the third quarter of 2018. Total cost of funds decreased to 0.23% for the third quarter of 2019 from 0.25% for the second quarter of 2019. Compared to the prior quarter, interest-bearing deposits and customer repurchase agreements declined on average by $72.4 million and short term borrowings declined by $121.5 million on average. In contrast, noninterest-bearing deposits grew on average by $133.8 million during the quarter. Compared to the third quarter of 2018, the overall cost of interest-bearing deposits and customer repurchase agreements grew by 17 basis points but the overall cost of funds increased by only five basis points. This was due to the continued strength and growth of noninterest-bearing deposits, which represented over 60% of total average deposits for the third quarter of 2019.

Income Taxes

Our effective tax rate for the three and nine months ended September 30, 2019 was 29%, compared with 28% for the same periods of 2018. Our estimated annual effective tax rate varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $11.33 billion at September 30, 2019. This represented a decrease of $196.4 million, or 1.70%, from total assets of $11.53 billion at December 31, 2018. Interest-earning assets of $10.01 billion at September 30, 2019 decreased $281.0 million, or 2.73%, when compared with $10.29 billion at December 31, 2018. The decrease in interest-earning assets was primarily due to a $270.2 million decrease in total loans and a $204.2 million decrease in investment securities, partially offset by a $195.4 million increase in interest-earning balances due from the Federal Reserve.

Total assets of $11.33 billion at September 30, 2019 decreased $147.6 million, or 1.29%, from total assets of $11.48 billion at September 30, 2018. Interest-earning assets totaled $10.01 billion at September 30, 2019, a decrease of $187.1 million, or 1.84%, when compared with earning assets of $10.19 billion at September 30, 2018. The decrease in interest-earning assets was primarily due to a $290.9 million decrease in investment securities and an $88.0 million decrease in total loans, partially offset by a $194.9 million increase in interest-earning balances due from the Federal Reserve.

Investment Securities

Total investment securities were $2.27 billion at September 30, 2019, a decrease of $53.8 million, or 2.31%, from $2.33 billion at June 30, 2019, a decrease of $204.2 million, or 8.24%, from $2.48 billion at December 31, 2018 and a decrease of $290.9 million, or 11.34%, from $2.57 billion at September 30, 2018. The decrease in investment securities was due to cash outflow from the portfolio, partially offset by reinvesting activity during the year.

At September 30, 2019, investment securities held-to-maturity (“HTM”) totaled $704.0 million, a $40.5 million decrease, or 5.44%, from December 31, 2018 and a $55.1 million decrease, or 7.26%, from September 30, 2018.

At September 30, 2019 investment securities available-for-sale (“AFS”) totaled $1.57 billion, inclusive of a pre-tax net unrealized gain of $21.0 million. AFS securities declined by $163.7 million, or 9.44%, from December 31, 2018, and declined by $235.8 million, or 13.06%, from September 30, 2018.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $1.91 billion at September 30, 2019, compared to $2.06 billion at December 31, 2018 and $2.13 billion at September 30, 2018. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $243.3 million as of September 30, 2019. These securities are located in 27 states. Our largest concentrations of holdings are located in Minnesota at 25.29%, Massachusetts at 11.91%, Texas at 9.10%, Connecticut at 6.25%, and Wisconsin at 5.56%.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.49 billion at September 30, 2019 decreased by $41.2 million, or 0.55%, from June 30, 2019. The quarter-over-quarter decrease in loans was due to declines of $41.7 million in commercial real estate loans and $8.0 million in Small Business Administration (“SBA”) loans. The decrease in loans and leases were partially offset by an increase of $9.5 million in dairy & livestock and agribusiness loans.

Total loans and leases, net of deferred fees and discounts, of $7.49 billion at September 30, 2019 decreased by $270.2 million, or 3.48%, from December 31, 2018. The decrease in total loans included an $89.2 million decline in dairy & livestock loans primarily due to seasonal pay downs, which historically occur in the first quarter of each calendar year. Excluding dairy and livestock loans, total loans declined by $181.9 million, or 2.45%. The decrease in total loans included declines of $81.1 million in commercial and industrial loans, $33.0 million in commercial real estate loans, $31.7 million in SBA loans, $18.0 million in SFR mortgage loans, and $11.5 million in consumer and other loans.

Total loans and leases, net of deferred fees and discounts, of $7.49 billion at September 30, 2019 decreased by $88.0 million, or 1.16%, from September 30, 2018. Commercial and industrial loans decreased by $100.7 million, SBA loans decreased by $38.8 million, consumer and other loans decreased by $17.9 million, SFR mortgage loans decreased by $14.0 million, and municipal lease finance receivables decreased by $13.1 million. This decline was partially offset by an increase of $91.9 million in commercial real estate loans.

The decrease in loan totals over the prior three quarterly periods has been primarily due to loan payoffs from the former CB loan portfolio.

Deposits & Customer Repurchase Agreements

Deposits of $8.79 billion and customer repurchase agreements of $407.9 million totaled $9.20 billion at September 30, 2019. This represented an increase of $118.1 million, or 1.30%, when compared with $9.08 billion at June 30, 2019. In contrast, total deposits and customer repurchase agreements decreased $67.6 million, or 0.73%, when compared with $9.27 billion at December 31, 2018. Deposits and customer repurchase agreements decreased by $307.1 million, or 3.23%, when compared with total deposits and customer repurchase agreements of $9.51 billion at September 30, 2018.

Noninterest-bearing deposits were $5.39 billion at September 30, 2019, an increase of $134.9 million, or 2.57%, when compared to $5.25 billion at June 30, 2019, an increase of $180.3 million, or 3.46%, when compared to December 31, 2018, and an increase of $161.0 million, or 3.08%, when compared to $5.22 billion at September 30, 2018. At September 30, 2019, noninterest-bearing deposits were 61.23% of total deposits, compared to 58.96% at December 31, 2018, and 57.35% at September 30, 2018.

Our average cost of interest-bearing deposits increased from 0.47% for the second quarter of 2019 to 0.53% for the third quarter of 2019. However, the average cost of total deposits only increased from 0.19% to 0.21%, as average noninterest-bearing deposits grew from 59.14% of average total deposits in the prior quarter to 60.14% in the current quarter. Our average cost of total deposits including customer repurchase agreements was 0.22% for the quarter ended September 30, 2019, compared to 0.20% for the prior quarter and 0.15% for the quarter ended September 30, 2018.

FHLB Advance, Other Borrowings and Debentures

At September 30, 2019, we had $4.9 million in other borrowings compared to $280.0 million at December 31, 2018, and $30.0 million at September 30, 2018.

At September 30, 2019, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2018. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $68.7 million at September 30, 2019, compared to $63.6 million at December 31, 2018 and $60.0 million at September 30, 2018. The allowance for loan losses for the third quarter of 2019 was increased by $1.5 million in provision for loan losses and by $40,000 in net recoveries on loans. The increase in the allowance was primarily due to growth of non-acquired loans. The allowance for loan losses was 0.92%, 0.89%, 0.82%, and 0.79% of total loans and leases outstanding, at September 30, 2019, June 30, 2019, December 31, 2018, and September 30, 2018, respectively. The allowance for loan losses as a percentage of non-acquired loans was 1.37% at September 30, 2019, compared to 1.36% at June 30, 2019, 1.32% at December 31, 2018 and 1.33% at September 30, 2018.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $6.6 million at September 30, 2019, or 0.09% of total loans. Total nonperforming loans at September 30, 2019 included $4.5 million of nonperforming loans acquired from CB in the third quarter of 2018. This compares to nonperforming loans of $11.3 million, or 0.15% of total loans, at June 30, 2019, $20.0 million, or 0.26% of total loans, at December 31, 2018 and $16.4 million, or 0.22%, of total loans, at September 30, 2018. The $6.6 million in nonperforming loans at September 30, 2019 are summarized as follows: $2.7 million in SBA loans,

$1.6 million in commercial and industrial loans, $1.1 million in commercial real estate loans, $888,000 in SFR mortgage loans, and $385,000 in consumer and other loans.

As of September 30, 2019, we had $9.5 million in OREO compared to $2.3 million at June 30, 2019, and $420,000 at both December 31, 2018 and September 30, 2018. During the first quarter of 2019, we sold one OREO property. There were three additions to OREO for the nine months ended September 30, 2019.

At September 30, 2019, we had loans delinquent 30 to 89 days of $1.4 million. This compares to $332,000 at June 30, 2019, $5.3 million at December 31, 2018, and $495,000 at September 30, 2018. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at September 30, 2019, 0.01% at June 30, 2019, 0.07% at December 31, 2018, and 0.01% at September 30, 2018.

At September 30, 2019, we had $3.2 million in performing TDR loans, compared to $3.2 million in performing TDR loans at June 30, 2019, $3.6 million in performing TDR loans at December 31, 2018, and $3.8 million in performing TDR loans at September 30, 2018. In terms of the number of loans, we had 12 performing TDR loans at September 30, 2019, compared to 12 performing TDR loans at June 30, 2019, 13 performing TDR loans at December 31, 2018, and 14 performing TDR loans at September 30, 2018.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $16.1 million at September 30, 2019, $13.6 million at June 30, 2019, $20.4 million at December 31, 2018, and $16.9 million at September 30, 2018. As a percentage of total assets, nonperforming assets were 0.14% at September 30, 2019, 0.12% at June 30, 2019, 0.18% at December 31, 2018, and 0.15% at September 30, 2018.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2019, classified loans totaled $60.0 million, compared to $49.4 million at June 30, 2019, $51.1 million at December 31, 2018, and $48.0 million at September 30, 2018. Total classified loans at September 30, 2019 included $18.0 million of classified loans acquired from CB in the third quarter of 2018. Classified loans increased $10.7 million quarter-over-quarter including an $11.8 million increase in classified dairy & livestock and agribusiness loans and a $2.2 million increase in classified commercial real estate loans. This was partially offset by a decrease of $1.9 million in classified commercial and industrial loans and a $1.8 million decrease in classified SFR mortgage loans.

CitizensTrust

As of September 30, 2019, CitizensTrust had approximately $2.83 billion in assets under management and administration, including $1.96 billion in assets under management. Revenues were $2.3 million for the third quarter of 2019 and $7.0 million for the first nine months of 2019, compared to $2.2 million and $6.7 million, respectively, for the same period of 2018. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 24, 2019 to discuss the Company’s third quarter 2019 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through November 7, 2019 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10135169.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, including the 2018 merger of Community Bank with and into Citizens Business Bank, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates (including the anticipated phase-out of LIBOR) or monetary policies; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change, or extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, blockchain technology and other banking products, systems or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2019	December 31, 2018	September 30, 2018
Assets
Cash and due from banks	$222,248	$144,008	$174,083
Interest-earning balances due from Federal Reserve	215,300	19,940	20,392

Total cash and cash equivalents	437,548	163,948	194,475

Interest-earning balances due from depository institutions	5,673	7,670	8,812
Investment securities available-for-sale	1,570,406	1,734,085	1,806,231
Investment securities held-to-maturity	703,953	744,440	759,029

Total investment securities	2,274,359	2,478,525	2,565,260

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,494,451	7,764,611	7,582,459
Allowance for loan losses	(68,672)	(63,613)	(60,007)

Net loans and lease finance receivables	7,425,779	7,700,998	7,522,452

Premises and equipment, net	53,256	58,193	59,256
Bank owned life insurance (BOLI)	224,841	220,758	219,561
Intangibles	45,446	53,784	56,643
Goodwill	663,707	666,539	662,888
Other assets	184,465	161,050	173,306

Total assets	$11,332,762	$11,529,153	$11,480,341

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,385,104	$5,204,787	$5,224,154
Investment checking	433,615	460,972	455,388
Savings and money market	2,513,888	2,629,787	2,818,386
Time deposits	461,723	531,944	611,898

Total deposits	8,794,330	8,827,490	9,109,826
Customer repurchase agreements	407,850	442,255	399,477
Other borrowings	4,914	280,000	30,000
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	133,001	102,444	96,684

Total liabilities	9,365,869	9,677,963	9,661,761
Stockholders’ Equity
Stockholders’ equity	1,954,797	1,869,474	1,851,395
Accumulated other comprehensive income (loss), net of tax	12,096	(18,284)	(32,815)

Total stockholders’ equity	1,966,893	1,851,190	1,818,580

Total liabilities and stockholders’ equity	$11,332,762	$11,529,153	$11,480,341

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Assets
Cash and due from banks	$173,291	$148,305	$172,970	$132,842
Interest-earning balances due from Federal Reserve	168,113	55,263	64,274	104,975

Total cash and cash equivalents	341,404	203,568	237,244	237,817

Interest-earning balances due from depository institutions	6,006	8,309	6,574	10,225
Investment securities available-for-sale	1,545,276	1,918,419	1,625,648	1,975,459
Investment securities held-to-maturity	712,199	765,621	725,590	787,222

Total investment securities	2,257,475	2,684,040	2,351,238	2,762,681

Investment in stock of FHLB	17,688	24,645	17,688	20,032
Loans and lease finance receivables	7,495,289	6,350,240	7,571,502	5,312,558
Allowance for loan losses	(67,186)	(59,677)	(65,358)	(59,842)

Net loans and lease finance receivables	7,428,103	6,290,563	7,506,144	5,252,716

Premises and equipment, net	53,970	53,279	55,436	48,224
Bank owned life insurance (BOLI)	224,526	187,073	223,005	160,610
Intangibles	46,720	34,811	49,682	16,078
Goodwill	663,707	419,418	665,470	218,625
Other assets	174,817	151,819	167,955	110,428

Total assets	$11,214,416	$10,057,525	$11,280,436	$8,837,436

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,227,595	$4,651,127	$5,136,233	$4,158,365
Interest-bearing	3,464,677	3,353,818	3,544,814	2,877,144

Total deposits	8,692,272	8,004,945	8,681,047	7,035,509
Customer repurchase agreements	408,273	388,449	446,721	454,760
FHLB advances	-	9,703	-	3,270
Other borrowings	12,040	54,612	101,138	23,951
Junior subordinated debentures	25,774	25,774	25,774	25,774
Other liabilities	110,630	70,399	103,775	67,324

Total liabilities	9,248,989	8,553,882	9,358,455	7,610,588
Stockholders’ Equity
Stockholders’ equity	1,957,195	1,529,274	1,927,076	1,242,291
Accumulated other comprehensive income (loss), net of tax	8,232	(25,631)	(5,095)	(15,443)

Stockholders’ equity	1,965,427	1,503,643	1,921,981	1,226,848

Total liabilities and stockholders’ equity	$11,214,416	$10,057,525	$11,280,436	$8,837,436

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income:
Loans and leases, including fees	$98,796	$79,818	$300,326	$192,382
Investment securities:
Investment securities available-for-sale	9,222	11,521	29,985	35,086
Investment securities held-to-maturity	4,298	4,666	13,249	14,238

Total investment income	13,520	16,187	43,234	49,324
Dividends from FHLB stock	301	329	931	959
Interest-earning deposits with other institutions	946	304	1,140	1,475

Total interest income	113,563	96,638	345,631	244,140

Interest expense:
Deposits	4,589	2,967	12,553	6,041
Borrowings and junior subordinated debentures	815	851	4,326	2,070

Total interest expense	5,404	3,818	16,879	8,111

Net interest income before provision for (recapture of) loan losses	108,159	92,820	328,752	236,029
Provision for (recapture of) loan losses	1,500	500	5,000	(1,500)

Net interest income after provision for (recapture of) loan losses	106,659	92,320	323,752	237,529

Noninterest income:
Service charges on deposit accounts	4,833	4,295	15,039	12,431
Trust and investment services	2,330	2,182	6,964	6,738
Gain on OREO, net	-	-	129	3,540
Gain on sale of building, net	-	-	4,545	-
Gain on eminent domain condemnation, net	-	-	5,685	-
Other	4,731	3,635	14,040	10,014

Total noninterest income	11,894	10,112	46,402	32,723

Noninterest expense:
Salaries and employee benefits	30,122	26,319	88,286	69,684
Occupancy and equipment	5,092	5,324	16,348	13,834
Professional services	1,688	1,154	5,653	4,374
Software licenses and maintenance	2,450	2,317	7,414	5,836
Marketing and promotion	1,517	1,134	4,149	3,638
Amortization of intangible assets	2,648	1,736	8,338	2,395
Acquisition related expenses	244	6,645	6,005	7,942
Other	3,774	4,251	13,474	11,377

Total noninterest expense	47,535	48,880	149,667	119,080

Earnings before income taxes	71,018	53,552	220,487	151,172
Income taxes	20,595	14,994	63,941	42,328

Net earnings	$50,423	$38,558	$156,546	$108,844

Basic earnings per common share	$0.36	$0.30	$1.12	$0.94

Diluted earnings per common share	$0.36	$0.30	$1.12	$0.94

Cash dividends declared per common share	$0.18	$0.14	$0.54	$0.42

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income - tax equivalent (TE)	$113,964	$97,131	$346,912	$245,667
Interest expense	5,404	3,818	16,879	8,111

Net interest income - (TE)	$108,560	$93,313	$330,033	$237,556

Return on average assets, annualized	1.78%	1.52%	1.86%	1.65%
Return on average equity, annualized	10.18%	10.17%	10.89%	11.86%
Efficiency ratio [1]	39.60%	47.49%	39.89%	44.31%
Noninterest expense to average assets, annualized	1.68%	1.93%	1.77%	1.80%
Yield on average loans	5.23%	4.99%	5.30%	4.84%
Yield on average earning assets (TE)	4.55%	4.23%	4.63%	4.00%
Cost of deposits	0.21%	0.15%	0.19%	0.11%
Cost of deposits and customer repurchase agreements	0.22%	0.15%	0.21%	0.13%
Cost of funds	0.23%	0.18%	0.24%	0.14%
Net interest margin (TE)	4.34%	4.06%	4.41%	3.87%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	139,823,833	126,574,116	139,729,752	115,533,186
Diluted	139,975,372	126,936,644	139,946,685	115,930,330
Dividends declared	$25,276	$19,628	$75,692	$50,506
Dividend payout ratio [2]	50.13%	50.91%	48.35%	46.40%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	140,157,063	140,334,671
Book value per share	$14.03	$12.96
Tangible book value per share	$8.97	$7.83
	September 30,
	2019	2018
Nonperforming assets:
Nonaccrual loans	$6,363	$12,910
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	249	3,520
Other real estate owned (OREO), net	9,450	420

Total nonperforming assets	$16,062	$16,850

Troubled debt restructured performing loans	$3,168	$3,753

Percentage of nonperforming assets to total loans outstanding and OREO	0.21%	0.22%
Percentage of nonperforming assets to total assets	0.14%	0.15%
Allowance for loan losses to nonperforming assets	427.54%	356.12%
	Nine Months Ended September 30,
	2019	2018
Allowance for loan losses:
Beginning balance	$63,613	$59,585
Total charge-offs	(428)	(267)
Total recoveries on loans previously charged-off	487	2,189

Net recoveries	59	1,922
Provision for (recapture of) loan losses	5,000	(1,500)

Allowance for loan losses at end of period	$68,672	$60,007

Net recoveries to average loans	0.001%	0.036%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2019		2018		2017
Quarter End	High	Low	High	Low	High	Low
March 31,	$23.18	$19.94	$25.14	$21.64	$24.63	$20.58
June 30,	$22.22	$20.40	$24.11	$21.92	$22.85	$19.90
September 30,	$22.23	$20.00	$24.97	$22.19	$24.29	$19.58
December 31,	-	-	$23.51	$19.21	$25.49	$22.25

Quarterly Consolidated Statements of Earnings

	Q3	Q2	Q1	Q4	Q3
	2019	2019	2019	2018	2018
Interest income
Loans and leases, including fees	$98,796	$101,843	$99,687	$100,902	$79,818
Investment securities and other	14,767	14,942	15,596	16,818	16,820

Total interest income	113,563	116,785	115,283	117,720	96,638

Interest expense
Deposits	4,589	4,093	3,871	3,784	2,967
Other borrowings	815	1,635	1,876	920	851

Total interest expense	5,404	5,728	5,747	4,704	3,818

Net interest income before provision for loan losses	108,159	111,057	109,536	113,016	92,820
Provision for loan losses	1,500	2,000	1,500	3,000	500

Net interest income after provision for loan losses	106,659	109,057	108,036	110,016	92,320

Noninterest income	11,894	18,205	16,303	10,758	10,112
Noninterest expense	47,535	50,528	51,604	60,831	48,880

Earnings before income taxes	71,018	76,734	72,735	59,943	53,552
Income taxes	20,595	22,253	21,093	16,784	14,994

Net earnings	$50,423	$54,481	$51,642	$43,159	$38,558

Effective tax rate	29.00%	29.00%	29.00%	28.00%	28.00%

Basic earnings per common share	$0.36	$0.39	$0.37	$0.31	$0.30
Diluted earnings per common share	$0.36	$0.39	$0.37	$0.31	$0.30

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.14	$0.14

Cash dividends declared	$25,276	$25,248	$25,168	$19,697	$19,628

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Commercial and industrial	$921,678	$917,953	$957,742	$1,002,728	$1,022,365
SBA	319,571	327,606	339,192	351,301	358,338
Real estate:
Commercial real estate	5,375,668	5,417,351	5,402,049	5,408,636	5,283,719
Construction	119,931	116,457	121,912	122,782	123,274
SFR mortgage	278,644	278,285	285,928	296,649	292,666
Dairy & livestock and agribusiness	311,229	301,752	322,321	394,543	304,798
Municipal lease finance receivables	54,468	59,985	61,249	64,186	67,581
Consumer and other loans	117,128	120,779	120,949	128,614	134,982

Gross loans	7,498,317	7,540,168	7,611,342	7,769,439	7,587,723
Less:
Deferred loan fees, net	(3,866)	(4,478)	(4,479)	(4,828)	(5,264)

Gross loans, net of deferred loan fees and discounts	7,494,451	7,535,690	7,606,863	7,764,611	7,582,459
Allowance for loan losses	(68,672)	(67,132)	(65,201)	(63,613)	(60,007)

Net loans	$7,425,779	$7,468,558	$7,541,662	$7,700,998	$7,522,452

Deposit Composition by Type and Customer Repurchase Agreements

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Noninterest-bearing	$5,385,104	$5,250,235	$5,098,822	$5,204,787	$5,224,154
Investment checking	433,615	436,090	426,983	460,972	455,388
Savings and money market	2,513,888	2,496,904	2,612,996	2,629,787	2,818,386
Time deposits	461,723	479,594	515,319	531,944	611,898

Total deposits	8,794,330	8,662,823	8,654,120	8,827,490	9,109,826

Customer repurchase agreements	407,850	421,271	462,774	442,255	399,477

Total deposits and customer repurchase agreements	$9,202,180	$9,084,094	$9,116,894	$9,269,745	$9,509,303

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Nonperforming loans:
Commercial and industrial	$1,550	$1,993	$8,388	$7,490	$3,026
SBA	2,706	5,082	4,098	2,892	3,005
Real estate:
Commercial real estate	1,083	1,095	1,134	6,068	5,856
Construction	-	-	-	-	-
SFR mortgage	888	2,720	2,894	2,937	2,961
Dairy & livestock and agribusiness	-	-	-	78	775
Consumer and other loans	385	397	477	486	807

Total	$6,612	$11,287	$16,991	$19,951	$16,430

% of Total gross loans	0.09%	0.15%	0.22%	0.26%	0.22%

Past due 30-89 days:
Commercial and industrial	$756	$310	$369	$909	$274
SBA	303	-	601	1,307	123
Real estate:
Commercial real estate	368	-	124	2,789	-
Construction	-	-	-	-	-
SFR mortgage	-	-	-	285	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	-	22	101	-	98

Total	$1,427	$332	$1,195	$5,290	$495

% of Total gross loans	0.02%	0.004%	0.02%	0.07%	0.01%

OREO:
SBA	$444	$-	$-	$-	$-
Real estate:
Commercial real estate	2,275	2,275	2,275	-	-
SFR mortgage	6,731	-	-	420	420

Total	$9,450	$2,275	$2,275	$420	$420

Total nonperforming, past due, and OREO	$17,489	$13,894	$20,461	$25,661	$17,345

% of Total gross loans	0.23%	0.18%	0.27%	0.33%	0.23%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2019 and 2018.

	September 30,
	2019	2018
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,966,893	$1,818,580
Less: Goodwill	(663,707)	(662,888)
Less: Intangible assets	(45,446)	(56,643)

Tangible book value	$1,257,740	$1,099,049
Common shares issued and outstanding	140,157,063	140,334,671

Tangible book value per share	$8.97	$7.83

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands)

Net Income	$50,423	$38,558	$156,546	$108,844
Add: Amortization of intangible assets	2,648	1,736	8,338	2,395
Less: Tax effect of amortization of intangible assets [1]	(783)	(513)	(2,465)	(708)

Tangible net income	$52,288	$39,781	$162,419	$110,531

Average stockholders’ equity	$1,965,427	$1,503,643	$1,921,981	$1,226,848
Less: Average goodwill	(663,707)	(419,418)	(665,470)	(218,625)
Less: Average intangible assets	(46,720)	(34,811)	(49,682)	(16,078)

Average tangible common equity	$1,255,000	$1,049,414	$1,206,829	$992,145

Return on average equity, annualized	10.18%	10.17%	10.89%	11.86%
Return on average tangible common equity, annualized	16.53%	15.04%	17.99%	14.89%

[1] Tax effected at respective statutory rates.